EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of CCOM Group, Inc. (formerly Colonial Commercial Corp.) and subsidiaries on Form S8 (No. 333-30725) of our report dated March 28, 2013, on our audits of the consolidated financial statements as of December 31, 2012 and 2011 and for each of the years in the two-year period ended December 31, 2012, which report is included in this Annual Report on Form 10-K to be filed on or about March 29, 2013.

/s/ EisnerAmper LLP

Edison, New Jersey
March 28, 2013